Exhibit 10.1

SETTLEMENT AGREEMENT BETWEEN

ADVANCED MICRO DEVICES INC. AND

INTEL CORPORATION

This Settlement Agreement (“Agreement”), effective as of the 11th day of November 2009 (“Effective Date”), is entered into by and between Advanced Micro Devices, Inc. (“AMD”), and Intel Corporation (“Intel”). In consideration of the agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AMD and Intel agree as follows:

RECITALS

A. Intel and AMD are parties, claimants, complainants or interested parties to the following lawsuits, disputes and administrative actions (collectively, “Actions”):

1. Delaware Litigation. AMD filed suit against Intel under the caption Advanced Micro Devices, Inc. and AMD International Sales & Services, Ltd. v. Intel Corp. and Intel Kabushiki Kaisha, in the United States District Court for the District of Delaware, Civil Action No. 05-441 (JJF), subsequently consolidated for the purpose of discovery as part of MDL No. 05-1717, entitled In re Intel Corporation Microprocessor Litigation. This suit is referred to herein as the “Delaware Litigation”;

2. Japan Litigations. Intel Kabushiki Kaisha, a Japanese Corporation and a wholly owned subsidiary of Intel (“Intel IJKK”), is a defendant in two suits brought in Japanese courts by AMD Japan Ltd. (“AMD Japan”), a wholly-owned subsidiary of AMD. AMD Japan filed a suit in the Tokyo District Court on June 30, 2005, case number 2005 (Wa) 13151, alleging acts of unfair competition by Intel IJKK involving sales of microprocessors to Japanese manufacturers of personal computers. Claimed damages in the Tokyo District Court suit are $55 million and interest based on Section 709 of the Civil Code of Japan. Also on June 30, 2005, AMD Japan filed a suit in the Tokyo High Court, case number 2005 (Wa) 4, alleging violations of the Antimonopoly Law of Japan principally involving sales of microprocessors to Japanese manufacturers of personal computers. Claimed damages in the Tokyo High Court suit are $50 million and interest based on Section 25 of the Antimonopolization Law of Japan. These suits are referred to herein as the “Japan Litigations”;

3. GF Dispute. On or about March 9, 2009, AMD closed a transaction with Advanced Technology Investment Company “ATIC” through which, among other actions, ATIC and AMD created a venture called GLOBALFOUNDRIES (“GF”), transferred AMD’s wafer manufacturing operations to GF, and claimed that GF was a subsidiary as defined under a January 1, 2001 Intel/AMD patent cross-license, and as such, entitled to rights thereunder. Intel claims that various aspects of this transaction have breached the Intel/AMD patent cross-license. Intel also has advised AMD and GF that by using, manufacturing, selling, offering to sell and/or importing products utilizing Intel’s patented inventions without a license, AMD and GF are each infringing certain of Intel’s patents. In response, AMD has accused Intel of breaching that patent cross-license.

B. AMD has alleged various claims against Intel in the Actions, including without limitation that Intel has been leveraging dominance in the supply of x86 microprocessors through the use of exclusionary, pricing, discount and other practices that unlawfully restrict AMD’s ability to compete. In the Delaware Litigation, both Intel and AMD have accused each other of violating the relevant standards related to evidence retention.

C. Intel filed an answer in the Delaware Litigation on September 1, 2005, denying all the material allegations of the complaint and asserting various defenses to each of AMD’s claims. Intel continues to dispute AMD’s claims.

D. To avoid the time and expense of litigation, and without any admission of liability or fault, the Parties wish to fully, finally and forever resolve, compromise and settle the Actions on the terms and conditions set forth below. Further, Intel and AMD acknowledge that for most of the last three decades, their relationship has been difficult, challenging and often acrimonious. Intel and AMD wish to change that relationship going forward, both by “wiping the slate clean” as to all past grievances, and by approaching future grievances in a constructive manner designed to address and resolve such grievances amicably, if possible.

TERMS AND CONDITIONS

1.0 DEFINITIONS

1.1 “Actions” shall have the meaning set forth in Recital A.

1.2 “Administrative Action” shall mean and include without limitation (i) the Administrative Actions listed on Exhibit D attached hereto and incorporated by reference; (ii) any other investigation or inquiry, of which AMD is aware, by any judicial or administrative authority in any jurisdiction concerning Intel’s business practices and/or whether Intel has violated the competition, antitrust or unfair competition laws or regulations of any jurisdiction; and (iii) any judicial or administrative action arising out of or seeking to review any action described in (i) or (ii) of this definition.

1.3 “Administrative Complaint” shall mean any investigation or inquiry by a competition enforcement or regulatory body to which AMD has complained or petitioned regarding Intel’s business practices or in which AMD has submitted information or any white paper regarding such conduct, whether voluntarily or in response to a request by such body, at any time from January 1, 1996 to the Effective Date, including without limitation the Administrative Complaints listed on Exhibit D and attached hereto and incorporated by reference.

1.4 “AMD” shall mean Advanced Micro Devices, Inc. In Section 4.1 and 4.3, “AMD” shall also mean AMD International Sales and Services Ltd. (a Delaware corporation) (hereinafter “AMD ISS”). In Section 4.2, “AMD” shall also mean AMD ISS, and AMD’s and AMD ISS’s predecessors, successors, subsidiaries, affiliates and assigns, as well as the past and present officers, directors, employees, agents and attorneys of any of them.

1.5 “AMD Microprocessor” shall have the same meaning as the term “AMD Processor” in the New Patent Cross License.

1.6 “Claims” shall mean and includes counterclaims and cross-claims, as well as any and all actions, causes of action, claims, costs, damages, debts, demands, expenses, liabilities, losses, obligations, proceedings and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, in law, equity or otherwise, and whether presently known or unknown, including but not limited to all such matters that have been or could have been asserted in the Actions.

1.7 “Computer Product” shall mean one or more Personal Computers that include one or more x86 Intel Microprocessors or x86 AMD Microprocessors.

1.8 “Dispute” shall have the meaning set forth in Section 7.1.

1.9 “EC Litigation” shall mean Intel’s Application for Annulment Pursuant to Articles 230 and 229 EC of Commission Decision C(2009) 3726 final of 13 May 2009 in Case COMP/C-3/37.990 Intel, filed with the Court of First Instance of the European Communities.

1.10 “FTC Investigation” shall mean the U.S. Federal Trade Commission investigation In the Matter of Intel Corporation, No. 061-0247.

1.11 “Intel” shall mean Intel Corporation. In Section 4.1, “Intel” shall also mean Intel IJKK, and Intel’s and Intel IJKK’s predecessors, successors, subsidiaries, affiliates and assigns, as well as the past and present officers, directors, employees, agents and attorneys of any of them. In Sections 4.2 and 4.3, “Intel” shall also mean Intel and Intel IJKK.

1.12 “Intel Customers” shall mean any and all persons or entities that purchase Intel Microprocessors or that distributes or sells Intel Microprocessors, platforms for Computer Products that include Intel Microprocessors, or Computer Products containing Intel Microprocessors.

1.13 “Intel Microprocessor” shall have the same meaning as the term “Intel Processor” in the New Patent Cross-License.

1.14 “New York Litigation” shall mean the lawsuit filed against Intel by the State of New York and as of the Effective Date styled State of New York, by Attorney General Andrew M. Cuomo v. Intel Corporation, Civil Action No. 09-827 (UNA)., pending in the United States District Court for the District of Delaware.

1.15 “Party” shall mean Intel or AMD.

1.16 “Parties” shall mean AMD and Intel collectively.

1.17 “Person” shall mean any natural person, and any corporation, partnership, limited liability company or other legal entity recognized in any jurisdiction in the world.

1.18 “Personal Computer” shall mean one or more desktop (including without limitation servers and workstations), laptop, tablet, netbook or notebook computers. For clarity, “Personal Computer” shall not mean smartphones, cell phones, Pocket PCs or consumer electronic devices.

1.19 “GF Agreement” shall mean the Patent Agreement between Intel and GF, of even date herewith, attached hereto as Exhibit C and incorporated herein by reference.

1.20 “Post-Effective Date Conduct” shall mean conduct of Intel or AMD occurring after the Effective Date.

1.21 “Pre-Effective Date Conduct” shall have the meaning set forth in Section 4.7.

1.22 “Specified AMD Product” shall mean (i) an AMD Microprocessor, (ii) a Computer Product that contains one or more AMD Microprocessors, and/or (iii) a platform for a Computer Product that contains one or more AMD Microprocessors.

1.23 “Third Party” shall mean any Person other than AMD and Intel.

1.24 “New Patent Cross License” shall mean the Patent Cross License between Intel and AMD, of even date herewith, attached hereto as Exhibit B and incorporated herein by reference.

2.0 BUSINESS PRACTICES

As part of the overall resolution of the Actions, and without conceding expressly or by implication that any of the following business practices are required by the laws of any jurisdiction, or any order issued by any regulatory or adjudicative body, anywhere in the world, or that contrary business practices would violate any such laws or orders, the Parties agree to adhere to the Business Practices set forth in Section 2.0 for the term, and subject to the conditions, set forth in Section 6.0.

2.1 SALES AND MARKETING PRACTICES: CUSTOMERS

2.1.1 Intel shall not award, offer, grant, pay or extend (hereinafter, collectively, “Award”) any discount, rebate, or other financial or non-financial benefit, inducement or consideration of any kind (hereinafter, collectively, “Benefit”), that is conditioned orally, in writing or through some other express or implied mutual understanding between Intel and the customer, on the customer limiting or restricting, or agreeing to be limited or restricted in, its freedom to satisfy any or all of its demand for microprocessors for Computer Products through the customer’s:

a. exclusive use of x86 Intel Microprocessors, or platforms for Computer Products that include Intel Microprocessors, in all of its business, or in any geography, market segment, product segment, or distribution channel; or

b. limiting or delaying its purchase or use of Specified AMD Products on a geographic, platform, market segment, distribution channel, volume, share of purchase, or any other basis.

PROVIDED, HOWEVER, that nothing in this Section 2.1.1 shall limit Intel’s right (i) to lawfully compete on the merits for selection by the customer for any then-current design award or for satisfaction of any or all of the customer’s then-current demand for microprocessors in a manner consistent with this Agreement or (ii) to condition a Benefit on the exclusive use of Intel microprocessors in a segment or channel where (a) Intel is making a significant, bona fide investment to enable the customer’s entry into such segment or channel, (b) the period of exclusivity is no longer than necessary for Intel to receive a reasonable commercial return on its customer-specific investment in such entry and (c) all of the terms and conditions of such exclusive arrangement, including without limitation its duration and all related consideration, are set forth in a written instrument executed both by Intel and the customer. Nothing in this Section 2.1.1 or any other term in this Agreement shall be construed to constitute AMD’s acquiescence in Intel’s right to engage in any of the conduct described as contested in Section 3.5, and AMD reserves all rights to seek redress for any such conduct occurring after the Effective Date.

2.1.2 Intel shall not Award any Benefit that is conditioned orally, in writing or through some express or implied mutual understanding, on a customer’s:

a. limiting, depositioning or delaying its marketing, promotion, launch, advertising, production, distribution, sale or branding of any product containing an AMD Microprocessor; or

b. forbearance, delay or abstention from participating in, or allowing its products to be featured or exhibited in, any AMD promotional activity, product launch, trade show exhibit, advertising, or public relations campaign.

2.1.3 Intel shall not withhold or threaten to withhold any Benefit, nor impose or threaten to impose any penalty, on the basis of a customer’s refusal to accede to a condition precluded by, or to enter into an understanding prohibited by, Sections 2.1.1 or 2.1.2.

2.2 SALES AND MARKETING PRACTICES: RETAILERS, DISTRIBUTORS, ODMs AND END USERS

2.2.1 Intel shall not Award any Benefit that is conditioned, orally, in writing, or through some other express or implied mutual understanding, on a non-customer Third Party (including without limitation any retailer, distributor, original design manufacturer (“ODM”), original equipment manufacturer (“OEM”), system integrator and value added reseller, but excluding any direct customer and any end user (hereinafter, collectively, “Non-Customer Third Party”) limiting or restricting, or agreeing to be limited or restricted in, the Non-Customer Third Party’s freedom to satisfy any or all of its demand for microprocessors for Computer Products through the Non-Customer Third Party’s:

a. exclusive use of Intel Microprocessors, platforms for Computer Products that include Intel Microprocessors, or Computer Products containing Intel Microprocessors in all of its business, or in any geography, market segment, product segment, outlet or distribution channel; or

b. limiting, depositioning or delaying its purchase or use of Specified AMD Products on a geographic, platform, market segment, distribution channel, volume, share of purchase, or any other basis.

PROVIDED, HOWEVER, that nothing in this Section 2.2.1 shall limit Intel’s right (i) to compete on the merits for selection by a Non-Customer Third Party for any design win or for satisfaction of any of Non-Customer’s Third Party’s then-current demand for microprocessors or (ii) to condition such a Benefit on the exclusive use of Intel Microprocessors in a segment or channel where (a) Intel is making a significant, bona fide investment to enable the Non-Customer Third Party’s entry into a segment or channel, (b) the period of exclusivity is no longer than reasonably necessary for Intel to receive a reasonable commercial return on its Non-Customer Third Party-specific investment in such entry and (c) all of the terms and conditions of such exclusive arrangement, including without limitation its duration and all related consideration, are set forth in a written instrument executed both by Intel and the Non-Customer Third Party.

2.2.2 Intel shall not Award any Benefit that is conditioned orally, in writing or through some other express or implied mutual understanding, on a Non-Customer Third Party’s:

a. limiting, depositioning or delaying its purchase, sale, design, development, marketing, promotion, launch, production, distribution, branding, advertising, exhibition, offer or display of any Specified AMD Product; or

b. forbearance, delay or abstention from participating in, or allowing itself or its products to be featured or exhibited in, any AMD promotional activity, product launch, trade show exhibit, advertising or public relations campaign.

2.2.3 Intel shall not withhold or threaten to withhold any Benefit on the basis of a Third Party’s refusal to accede to a condition precluded by, or enter into an understanding prohibited by, Sections 2.2.1 and 2.2.2.

2.3 TECHNICAL PRACTICES

Intel shall not include any Artificial Performance Impairment in any Intel product or require any Third Party to include an Artificial Performance Impairment in the Third Party’s product. As used in this Section 2.3, “Artificial Performance Impairment” means an affirmative engineering or design action by Intel (but not a failure to act) that (i) degrades the performance or operation of a Specified AMD product, (ii) is not a consequence of an Intel Product Benefit and (iii) is made intentionally to degrade the performance or operation of a Specified AMD Product. For purposes of this Section 2.3, “Product Benefit” shall mean any benefit, advantage, or improvement in terms of performance, operation, price, cost, manufacturability, reliability, compatibility, or ability to operate or enhance the operation of another product.

In no circumstances shall this Section 2.3 impose or be construed to impose any obligation on Intel to (i) take any act that would provide a Product Benefit to any AMD or other non-Intel product, either when such AMD or non-Intel product is used alone or in combination with any other product, (ii) optimize any products for Specified AMD Products, or (iii) provide any technical information, documents, or know how to AMD.

2.4 PRACTICES NOT A BREACH OF THIS AGREEMENT

2.4.1 Notwithstanding any of other provision in this Agreement, in no event shall a Third Party’s action, or forbearance from taking an action, merely as a consequence of Intel securing business sought by AMD constitute a breach of this Agreement by Intel, so long as Intel does not violate any of the terms of Sections 2.1.1 through 2.3.

2.4.2 Nothing in this Agreement shall prohibit Intel in connection with its offer or sale of any microprocessor from Awarding any Benefit or Discount to a Third Party where such offer or sale, or term or condition thereof, meets in good faith a respective Benefit, Discount, or a type of term and/or condition then being offered to that Third Party by any other supplier with respect to a reasonably comparable microprocessor.

2.4.3 Intel may, without violating this Agreement, limit a Third Party’s use of its market development funds or other promotional funds to the promotion of Intel and Intel-based products unless such limitation includes a Restriction. “Restriction” shall mean a requirement imposed or required by or on behalf of Intel that the recipient of market development funds or other promotional funds from Intel (“Recipient”) may not include AMD or AMD products in a portion of an OEM catalog, retailer circular, web page or site, point-of-sale marketing piece, or event where such respective portion is not funded by Intel. The Intel Inside program rules dated as of April 1, 2009 are conclusively presumed permissible under this Agreement, except to the extent they include a Restriction.

2.5 PROCUREMENT

2.5.1 Neither Intel nor AMD shall either request of, suggest to or cause any public procurement agent or authority to issue or adopt a procurement specification for a Computer Product that excludes the qualification of a Computer Product employing the other Party’s microprocessor on the basis of a function, industry standard specification or benchmark that is immaterial to the intended use of the product.

2.6 MISCELLANEOUS PROVISIONS

2.6.1 Intel shall conduct regular training of all of its personnel engaged in microprocessor sales and marketing concerning the requirements and prohibitions contained in the Business Practices Section of this Agreement.

2.6.2 Intel shall provide a copy of Section 2.0 of this Agreement to its customers by making it reasonably available on its website in a conspicuous manner.

3.0 EXECUTION OF OTHER CONTEMPORANEOUS AGREEMENTS AND DISMISSAL OF THE ACTIONS

3.1 Consideration. The Parties agree that the covenants, promises and releases set forth herein, in the New Patent Cross License, and in the GF Agreement, constitute fair and adequate consideration for the Parties’ execution of this Agreement and the agreements set forth in Section 3.7.

a. As consideration for this settlement agreement alone, Intel agrees to pay and shall pay to AMD the total sum of One Billion, Two Hundred and Fifty Million Dollars ($1,250,000,000), in U.S. currency, within thirty (30) days of the Effective Date.

b. This payment shall be non-refundable and shall be made by one or more wire transfers of immediately available funds to the following AMD account:

Bank of America

ABA #: 026009593 (domestic wire)

Beneficiary: AMD, Inc.

Bank Address: 1655 Grant Street, Concord, CA 94520

3.2 No Admission of Liability. The Parties agree that the settlement of the Actions is intended solely as a compromise of disputed Claims. Each Party expressly denies any liability or wrongdoing. A Party’s execution of this Agreement, the agreements set forth in Section 3.7 below, its agreement to any term of this Agreement and/or the agreements set forth in Section 3.7 below, and any action taken by a Party pursuant to this Agreement and/or the agreements set forth in Section 3.7 below do not constitute and shall not be construed as an admission of liability or as a concession by any Party that any Claim or defense asserted or that could have been asserted by the other Party is valid.

3.3 Dismissal and Withdrawal of Claims and Allegations. Immediately after execution of this Agreement by all Parties, the Parties shall cause their respective counsel to sign Stipulations for Dismissal with Prejudice of the Delaware Litigation and the Japan Litigations, with each Party to bear its own attorneys’ fees and costs, including without limitation proposed Orders of Dismissal, in the forms attached hereto as Exhibits A-1 and A-2 and incorporated herein by reference (“Stipulations of Dismissal with Prejudice and Proposed Orders”). AMD shall immediately file and/or lodge the Stipulations of Dismissal with Prejudice and Proposed Orders to: (i) effect dismissal of the Actions with prejudice, including without limitation all Claims asserted therein, with each Party to bear its own attorneys’ fees and costs; and (ii) authorize the Court in the Delaware Litigation to retain jurisdiction to enforce this Agreement to the limited extent permitted by Sections 3.6.a and 7, below.

3.4 Administrative Complaints and Administrative Actions.

a. AMD represents and warrants that it has not initiated, filed, intervened in or attempted to intervene in any Administrative Complaint or Administrative Action concerning Intel except for those listed on Exhibit D.

b. For each and every Administrative Complaint filed by AMD, AMD agrees to promptly (and in no event later than five (5) days after the Effective Date) notify in writing each authority to which such complaint was made that except as provided in Section 3.5, AMD has resolved its disagreements with and complaints concerning Intel contained in that Administrative Complaint and believes that this Agreement provides AMD with fair compensation for any and all actual or alleged harm and damages that AMD did or may have suffered in connection with matters addressed or encompassed within such Administrative Complaint.

c. For each and every Administrative Action listed on Exhibit D, AMD agrees to promptly (and in no event later than five (5) days after the Effective Date) notify in writing each authority listed on Exhibit D that except as provided in Section 3.5, AMD has resolved its disagreements with and complaints concerning Intel contained in that Administrative Complaint and believes that this Agreement provides AMD with fair compensation for any and all actual or alleged harm and damages that AMD did or may have suffered in connection with matters discussed in the Administrative Complaint. In addition, AMD agrees that it will not ghost-write or edit any other briefs, pleadings, or “friend of the court” or “friend of the tribunal” materials or briefs in any Administrative Action.

d. Except as provided in Section 3.5, AMD agrees not to participate in any Administrative Action that concerns, discusses or relates to conduct, events or allegations that occurred prior to the Effective Date, except as may be explicitly required by applicable law, such as responding to a lawful subpoena or other process administered in that Action. AMD agrees that it will not seek to intervene as a party or for any other status in any Administrative Action, and will promptly (and in no event later than five (5) days after the Effective Date) withdraw any motion to intervene as a party or for any other status in any Administrative Action, including without limitation any appeals from a denial of such a motion to intervene. For clarity, Section 3.4.d is not intended to and shall not limit AMD in any way from exercising any lawful right to petition any government agency regarding any conduct or event occurring after the Effective Date, nor shall it limit AMD’s rights as provided in Section 3.5.

3.5 Other Issues Related to Administrative Actions.

a. AMD has challenged as illegal certain alleged Intel pricing practices for Intel Microprocessors and platforms for use in Computer Products by which a price, discount, rebate or other financial benefit (“Discount”) was conditioned on a customer’s volume or share of such Intel microprocessor purchases from Intel and on the customer’s achieving the qualifying threshold, and was then applied to purchases below the volume level qualifying the customer for the Discount (“Retroactive Discount”).

b. AMD has challenged as illegal certain alleged Intel pricing practices by which a fund for defraying the cost of Intel Microprocessors for use in Computer Products was established to allow a customer to make bids such that, after accounting for the use of such fund, the cost of the Intel Microprocessor would be below the appropriate measure of variable cost (“Accused Bid Bucket”).

c. AMD has challenged as illegal certain alleged Intel pricing practices by which a Discount was provided to an end user purchaser of any Computer Product containing an Intel Microprocessor that when combined with any other Discount provided by Intel with respect to the Intel Microprocessor included in the purchased Computer Product, results in an effective Intel Microprocessor price below the appropriate measure of variable cost (“Accused End-User Discount”).

d. Intel and AMD do not have any understanding or agreement regarding Intel’s freedom to enter into Retroactive Discounts, Accused Bid Buckets and/or Accused End-User Discounts and this Agreement in no way affects or limits Intel’s decisions regarding pricing and discounting or restricts or limits in any way Intel’s complete freedom in setting prices and discounts and in devising and implementing any and all related policies and procedures.

e. Intel agrees that in the event it enters into voluntary settlement discussions with a government authority in the EC Litigation, New York Litigation or the FTC Investigation, and if such government authority proposes to include in a consent judgment or other governmental order a prohibition against Retroactive Discounts, Accused Bid Buckets or Accused End-User Discounts, Intel will not challenge such a prohibition as a general matter, although it may challenge the scope or specific language of the prohibition. It is expressly understood, however, that Intel remains completely free to litigate and oppose the EC Litigation, New York Litigation and the FTC Investigation to finality and to reject any proposed settlement.

f. Intel understands that AMD will contend to the European Commission, the New York Attorney General and to the U.S. Federal Trade Commission that any Intel Retroactive Discounts, Accused Bid Buckets or Accused End-User Discounts are anticompetitive and unlawful and that they should be prohibited by any consent order or remedial injunction entered in the EC Litigation, New York Litigation and/or the FTC Investigation. In the course of contending for the prohibition of Intel Retroactive Discounts, Accused Bid Buckets or Accused End-User Discounts in accordance with this Section 3.5.d, AMD may disclose to the respective authorities the terms of Sections 2.0 and 3.5 hereto.

3.6 Further Provisions Regarding Existing Litigations and Related Matters.

a. Delaware Litigation and Japan Litigations. Unless otherwise required by law, the Parties shall follow the terms of the Confidentiality Agreement and Protective Order entered September 26, 2006 in the Delaware Litigation, except that the first sentence of Section 24 of that Order shall be modified to substitute the portion of the sentence reading “Within one hundred twenty (120) days of the conclusion of the AMD Litigation or the Class Litigation” to instead read, “Within sixty (60) days of the conclusion of the AMD Litigation, the Class Litigation or any other lawsuit, Administrative Complaint or Administrative Action that alleges that Intel has violated the antitrust, unfair competition or similar laws or regulations of any jurisdiction.” Each AMD or Intel outside counsel who maintains access to Protective Order Material shall maintain such material in a manner strictly subject to the terms of that protective order, as modified, and the Court’s continuing jurisdiction to enforce the terms thereof and redress violations thereof, except that, notwithstanding any term of the Protective Order to the contrary, Intel shall have the right to provide such material to any investigating agency, court or other tribunal, provided that it seeks from such agency, court, or other tribunal protection against the public disclosure of such material to the maximum extent provided for under the rules of such agency, court, or tribunal. Nothing in this Paragraph 3.6(a) shall restrict either party’s rights under Paragraph 16 of the referenced Confidentiality Agreement and Protective Order in the Delaware litigation.

b. GF Dispute. Intel and AMD hereby withdraw all Claims they have threatened to assert, or have asserted, in the GF Dispute.

3.7 Execution of Contemporaneous Agreements.

a. Intel and AMD shall enter into the New Patent Cross License, and the entry into such agreement is a condition precedent to the effectiveness of this Agreement.

b. Intel and GF shall enter into the GF Agreement, and the entry into such agreement is a condition precedent to the effectiveness of this Agreement.

4.0 MUTUAL RELEASES AND COVENANTS NOT TO SUE

4.1 AMD Release. Except for the rights and obligations expressly created or reserved by this Agreement and by the agreements referred to in Section 3.7, AMD does hereby irrevocably release, acquit and forever discharge Intel from any and all Claims that AMD ever had, now has or hereafter may acquire against Intel, whether known or unknown, on account of any action, inaction, matter, thing or event, that occurred or failed to occur at any time in the past, from the beginning of time through and including the Effective Date, including, without limitation, any and all Claims based on or arising out of, in whole or in part, the Actions or the facts underlying the Actions and any claims that could have been raised in the Actions up to the Effective Date. All third parties included within the scope of the preceding release, pursuant to Section 1.10, are expressly agreed to be third-party beneficiaries of this Agreement.

4.2 Intel Release. Except for the rights and obligations expressly created or reserved by this Agreement and by the agreements described in Section 3.7, Intel does hereby irrevocably release, acquit and forever discharge AMD, GF and ATIC from any and all Claims that Intel ever had, now has or hereafter may acquire against AMD, GF and ATIC, whether known or unknown, on account of any action, inaction, matter, thing or event, that occurred or failed to occur at any time in the past, from the beginning of time through and including the Effective

Date, including, without limitation, any and all Claims based on or arising out of, in whole or in part, the Actions or the facts underlying the Actions and any claims that could have been raised in the Actions up to the Effective Date. All third parties included within the scope of the preceding release, pursuant to Section 1.4, are expressly agreed to be third-party beneficiaries of this Agreement.

4.3 AMD Release of Intel Customers. AMD does hereby irrevocably release, acquit and forever discharge Intel Customers from any and all Claims that AMD ever had, now has or hereafter may acquire against Intel Customers, based on their actions or inactions prior to the Effective Date that were or could have been alleged to further any aspect of Intel’s allegedly wrongful conduct that was alleged or could have been raised in the Actions. All third parties included within the scope of the preceding release, pursuant to Section 1.11, are expressly agreed to be third-party beneficiaries of this Agreement.

4.4 Complete Settlement. Except for the rights and obligations expressly created or reserved by this Agreement and by the agreements referred to in Section 3.7, each Party does hereby release, acquit, and forever discharge the other Parties from all Claims for attorneys’ fees, contribution, costs, expenses and/or indemnity based on or arising out of, in whole or in part, the Actions. The Parties agree that this Agreement is in full and complete settlement of the rights and obligations of the Parties in connection with the Actions.

4.5 Waiver of Statutory Provisions. The Parties expressly waive the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims that the Party does not know or expect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with the other Party. In particular, but without limitation, each Party expressly waives the provisions of California Civil Code § 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4.6 Covenant Not to Sue. The Parties expressly understand that both direct and indirect breaches of this Agreement are precluded. Therefore, the Parties each agree that they will not institute or prosecute, against the other, any action or other proceeding based in whole or in part upon any Claims released by this Agreement. Further, the Parties each agree that they will not authorize, or solicit the commencement or prosecution against the other Party of, any action or other legal proceeding based in whole or in part upon any Claims released by this Agreement.

4.7. Past Intel Conduct. AMD agrees that, except as provided in Section 3.5, this Agreement is a full, final and fair resolution of any and all actual, alleged, claimed or potential harm suffered by AMD or that AMD has claimed or could claim to have incurred as a result of any Intel conduct or acts that occurred on or prior to the Effective Date, including without limitation any such conduct complained of in the Actions (collectively “Pre-Effective Date Conduct”). AMD covenants and agrees that this Agreement fully compensates AMD for any and all such harm from Pre-Effective Date Conduct, and accordingly, AMD agrees that, except as provided in Section 3.5, it shall make no complaints to Governmental Authorities regarding any such conduct or harm.

4.8 No Assignment of Claims. Each Party hereto represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every Claim and every matter which it purports to release, and that it has not sold, assigned, transferred, hypothecated, pledged or encumbered, or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any Claims released pursuant to this Agreement.

5.0 CONFIDENTIALITY

5.1 Confidentiality. Sections 2.0 and 3.1.a of this Agreement shall not be confidential. The Parties shall keep every other term of this Agreement confidential and shall not now or hereafter divulge these terms to any third Person except:

a. as provided in Sections 3.5.d and 5.2 of this Agreement; or

b. with the prior written consent of the other Party; or

c. to any governmental body having jurisdiction to call therefore, including to the United States Securities and Exchange Commission; or

d. subject to 5.1.e, as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters provided that any such legal and financial advisors first agree to maintain the Agreement in confidence; or

e. during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as (i) the restrictions are embodied in a court-entered Protective Order limiting disclosure and (ii) the disclosing Party informs the other Party in writing at least ten (10) days in advance of the disclosure; or

f. in confidence to legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with applicable law or undertaking financial transactions provided that any such legal counsel, accountants, banks and financial sources and their advisors first agree to maintain the Agreement in confidence.

5.2. The Parties shall issue a press release in the form attached as Exhibit E attached hereto and incorporated by reference promptly after all Parties have executed this Agreement and the agreements referenced in Section 3.7.

5.3 Other Uses of this Agreement. This Agreement shall not be offered, admitted or admissible in any action, suit or proceeding as evidence or as an admission of any claim or liability; PROVIDED, HOWEVER, that any Party to this Agreement may use all or part of this Agreement in a proceeding between the Parties to the extent necessary to enforce any right conferred on that Party by this Agreement. Any filing of or references to this Agreement or the provisions thereof in such a proceeding, with the exception of Section 2.0 shall be done under seal.

5.4 Notwithstanding any other term in this Agreement, Intel may provide at its election redacted or unredacted copies of this Agreement to respond to lawsuits, administrative proceedings or regulatory inquiries relating to the business practices at issue in any Administrative Complaint or Administrative Action and any related issues.

6.0 TERM, TERMINATION & CHANGE OF CONTROL

6.1 Term. Section 2.0 of this Agreement shall remain in force and effect for a period of ten (10) years from and after the Effective Date, and shall thereafter terminate, and be of no further force and effect, of its own accord without any further action by any Party, except that the requirements in Section 2.0 shall terminate before the expiration of ten (10) years in any of the circumstances set forth in Section 6.2, below. The remaining provisions of this Agreement will survive any termination or expiration of this Agreement and the termination or expiration of the requirements in Section 2.0.

6.2. Termination of Section 2.0 Limitations. Section 2.0 shall terminate in its entirety, without the need for any further action by Intel, and shall be of no further force or effect if:

a. Intel’s microprocessor unit share of the Worldwide PC Market Segment, which includes desktop, server and mobile platforms, drops below sixty-five percent (65%) for four consecutive quarters as reported by Mercury Research in its published report entitled “PC Processors and Chip Sets Updated Edition Market Strategy and Forecast Report.” In the event that Mercury Research ceases publishing such share data during the term of this Agreement, the parties will agree in good faith on another publication to reference for such share data.

b. AMD attempts or purports to assign or transfer to any Person any right or obligation in violation of Section 9.7.

6.3 Change of Control. In the event of a Change of Control of AMD, the definition of AMD Microprocessor as defined in Section 1.5 shall be limited to those devices that fell within Section 1.5 on the date of the Change of Control and shall further be limited to x86 AMD Microprocessors for use in a Personal Computer.

“Change of Control” shall mean:

(1) any Person or group of Persons (as the term “group” is interpreted pursuant to Rule 13d-5 under the Securities Exchange Act of 1934, as amended) (the “Acquiring Person”) acquires (i) beneficial ownership of capital stock of AMD entitling the holder(s) thereof to more than fifty percent (50%) of the voting power of the then outstanding capital stock of AMD with respect to the election of directors of AMD, or (ii) an interest sufficient to receive more than fifty percent (50%) of the profits or losses of AMD; or

(2) AMD enters into a merger, consolidation, reorganization or similar transaction (or series of related transactions) with any Person or group of Persons in which less than fifty percent (50%) of the voting power of the outstanding capital stock of AMD (if it is the surviving entity) or of the Acquiring Person (if it is the surviving entity) with respect to the election of directors following such transaction is held directly or indirectly by Persons who were shareholders of AMD immediately prior to such transaction (or series of transactions); or

(3) AMD sells to any Person(s) in one or more related transactions properties or assets representing all or substantially all of the properties and assets of AMD.

6.4 Exception to Effective Date. This Agreement is effective once it is executed by both Parties on the Effective Date, with the sole exception that the following portion of Section 2.4.3 shall be of no force and effect until one hundred and twenty (120) days after the Effective Date: “unless such limitation includes a Restriction. “Restriction” shall mean a requirement imposed or required by or on behalf of Intel that the recipient of market development funds or other promotional funds from Intel (“Recipient”) may not include AMD or AMD products in a portion of an OEM catalog, retailer circular, web page or site, point-of-sale marketing piece, or event not funded by Intel.”

7.0 DISPUTE RESOLUTION; ENFORCEMENT OF AGREEMENT & FUTURE RELATIONSHIP

7.1 Claims Subject to Dispute Resolution Processes. The dispute resolution process contained in this Section 7.0 shall apply to and govern the resolution of any and all Disputes that arise in any way from any Post-Effective Date Conduct. For purposes of this Section 7.0, “Dispute” shall mean any and all acts, actions and/or Claims by AMD against Intel and all acts, actions and/or Claims by Intel against AMD that a Party suspects, believes, or contends violates or may violate the competition, antitrust, unfair competition, or similar laws of any jurisdiction, and all Claims by any Party arising out of or in any way related to this Agreement or its performance. Each and every Dispute shall be resolved in accordance with the procedures specified in this Section 7.0, which shall constitute the sole and exclusive procedure for the resolution of any such Dispute. The Parties agree to resolve each and every such Dispute through an escalation process as follows: Informal, Private Dispute Resolution Process, followed if necessary by Non-Binding Mediation, followed if necessary by Non-Binding Arbitration, followed if necessary by Litigation, as described in this Section 7.0.

7.2 Informal, Private, Dispute Resolution Processes. At least once every calendar quarter, for the duration of Section 2.0 of this Agreement, the General Counsel of each Party, or their designees, shall meet to discuss and attempt in good faith to resolve any unresolved Dispute. The attendees at the meeting shall attempt to procure, in advance of such meetings, the requisite authority to resolve such disputes.

a. At least thirty (30) days before the date established for such meeting, the Party who has a Dispute (“Complaining Party”) shall provide to the other Party (“Responding Party”) written notice as to any and all new or unresolved Dispute. The notice shall include a brief statement of the Complaining Party’s position, summary of the relevant facts, and statement of the relief requested.

b. At least fifteen (15) days before such meeting, the Responding Party shall provide to the Complaining Party a written response to each Dispute set forth in the notice. The response shall include a brief statement of the Responding Party’s position, summary of the relevant facts, and response to the relief requested.

c. All notices or responses prepared, or discussions conducted, under this process are confidential, and shall be treated as inadmissible compromise and settlement negotiations for purposes of all applicable rules of evidence or procedure.

d. The Parties may agree on different procedures with respect to the informal private dispute resolution process described in Section 7.2, either generally or in response to a particular Dispute. For example and without limitation, the Parties may agree to meet more or less frequently than contemplated by this Agreement. The Parties also may agree to defer consideration of or the exchange of information relating to a particular Dispute rather than attempting to present and resolve such Dispute within the time period contemplated by this Agreement. Nothing in this Agreement shall preclude or limit the Parties from agreeing to modify these informal private dispute resolution processes if in their mutual judgment doing so will further the intent of this Agreement.

7.3 Non-Binding Mediation.

a. As to any Dispute that is not resolved by negotiation in accordance with the procedures in Section 7.2 at or within thirty (30) days after the quarterly meeting of the Parties, or within thirty (30) days after the last day of a calendar quarter, whichever is earlier, any Party may serve on the other a notice of a request for mediation, setting forth the precise Dispute(s) to be mediated. Unless otherwise agreed, the Parties will select a mediator from JAMS. If they are unable to agree on a mediator within fifteen days following service of the Notice, JAMS shall within five (5) days select and appoint a mediator for them.

b. The Parties shall equally split the cost of the mediator. All issues relating to the timing of the mediation, its location and the conduct of the mediation shall be determined by the mediator; provided, however, that (i) the mediation must result in a final recommendation of the mediator being provided to the Parties to the Dispute no later than thirty (30) days following the mediator’s appointment; and (ii) that in all circumstances, the mediation materials are confidential and shall be treated as inadmissible mediation materials for purposes of all applicable rules of evidence or procedure.

c. The Parties may mutually agree in writing on different procedures with respect to the mediation described in Sections 7.3.a and 7.3.b.

7.4 Non-Binding Arbitration.

a. As to any Dispute that is not resolved by mediation in accordance with the procedures in Section 7.3, any Party may initiate non-binding arbitration with JAMS in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Procedures”) then currently in effect. Except to the extent inconsistent with this Agreement, the arbitration shall be conducted under the JAMS Procedures.

b. The arbitration shall be conducted by a panel of three arbitrators, one of whom shall be selected by the Complaining Party and one of whom shall be selected by the Responding Party within ten (10) days of the Commencement of the arbitration under JAMS Procedures, and the third to be selected by the Party-appointed arbitrators within ten (10) days of the second selection. If the party-nominated Arbitrators fail or are unable to timely select a mutually agreeable third Arbitrator, the third Arbitrator shall be selected and appointed within ten (10) days in accordance with JAMS Procedures. Any person who has served under the provisions of Section 7.3 or Section 7.5 of this Agreement with respect to the particular Dispute at issue shall be ineligible to serve as an Arbitrator under Section 7.4. The arbitrators shall hold an arbitration hearing within sixty (60) days of the appointment of the third arbitrator.

c. The place of arbitration shall be San Francisco, California, or such other place as the Parties may mutually agree in writing.

d. The Arbitrators shall issue a final arbitration award within fifteen (15) days of the arbitration hearing. The award shall include a written statement of the basis for the decision,

including the facts and law supporting it. If the Arbitrators are not unanimous, the dissenting Arbitrator may in the award include a statement of the basis of disagreement. The award shall be confidential and subject to the provisions of Section 5.0 of this Agreement or the JAMS Procedures, whichever is more restrictive, shall be advisory to the Parties only, and shall not be admissible as evidence, or used in any manner or way in any litigation.

e. The Parties acknowledge and agree that a particular Dispute may involve a claim of irreparable injury for which there is no adequate remedy available at law and, in such event, in addition to any other remedies available, the Arbitrators shall have the authority to award specific performance and injunctive relief in an appropriate case. Any award of specific performance or injunctive relief shall be subject to the terms of Section 7.4.d.

f. Notwithstanding any statute or other substantive law under which a Party may submit a Dispute, the Arbitrators shall have no authority to award punitive, enhanced, trebled or other damages not measured by the prevailing Party’s actual damages.

g. The Parties may agree on different procedures with respect to the Arbitration described in Section 7.4a.-f.

h. In the event of any inconsistency between this Agreement and the JAMS Procedures, this Agreement shall govern.

7.5 Claims of Immediate and Irreparable Injury. The Parties agree that if any Party believes that a Dispute threatens it with immediate and irreparable injury, then the Party may apply for temporary injunctive relief in accordance with the JAMS Procedures without first exhausting the procedures described in Sections 7.3 or 7.4. The Arbitrator in connection with such claims for immediate and irreparable relief shall be selected by JAMS. The Arbitrator’s role in the event of a claim for temporary injunctive relief shall be (i) to determine within five (5) days following an Complaining Party’s filing of its Application with JAMS and its service on the Responding Party whether such relief shall be granted pending the arbitrator’s ruling at a further hearing on the Application; (ii) to hold such further hearing within [ten] days following such filing and service by a Complaining Party; and (iii) to determine at the close of such hearing, as expeditiously as possible, whether such relief shall be granted pending the completion of the Arbitration under Section 7.4. The Arbitrators appointed pursuant to 7.4.b may reconsider any preliminary relief granted or denied under Section 7.5.

7.6 Limited Right to File Interlocutory Appeal to a Court During Arbitration. With respect to any temporary or preliminary relief denied or granted by the arbitrator(s) pursuant to Section 7.5, any Party to the Dispute aggrieved by the ruling(s) of the arbitrator(s) may immediately on the issuance of such ruling(s) initiate litigation in the State or Federal Courts set forth in Section 7.9 either for the entry of denied temporary or preliminary relief or to set aside temporary or preliminary relief granted, pending completion of the arbitration.

7.7 Governing Forum for Enforcement of Dispute Resolution Provisions: Jurisdictional and arbitrability disputes, including without limitation disputes over the formation, existence, validity, interpretation or scope of this Agreement, and who are proper Parties to the Arbitration, shall be submitted to and ruled on by the Arbitrators, who shall have the exclusive authority to determine jurisdictional and arbitrability issues in that arbitration.

7.8 Litigation. As to any Dispute that is not resolved in accordance with the procedure in Section 7.4, any Party may initiate litigation regarding that Dispute not earlier than thirty days following the issuance of the final arbitration award listed in Section 7.4(d). All such litigation shall be subject to the exclusive jurisdiction of the courts of the State of Delaware or the Federal Courts sitting therein. Each party hereby irrevocably submits to the personal jurisdiction of such courts and irrevocably waives all objections to such venue.

a. With respect to any litigation initiated pursuant to Section 7.9, all applicable statutes of limitations shall be tolled as between the date the Complaining Party first gave notice of the Dispute to the Responding Party pursuant to Section 7.2(a) and the date litigation as to such Dispute could first be filed in accordance with Section 7.9.

7.9 Additional Notice and Cure Period Applicable to Section 2.3 Technical Practices. Before AMD may initiate a Dispute against Intel concerning an alleged breach of Section 2.3 of this Agreement, AMD shall provide Intel with a written description of the alleged breach, including specifying the Intel actions that AMD believes have breached Section 2.3. Intel shall have a period of sixty (60) days after receipt of such notice to either cure the alleged breach or provide notice to AMD that Intel will not do so. Following such notice from Intel to AMD, either Party may initiate a Dispute under Section 7.0.

8.0 NOTICES

8.1 Notice. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to AMD:

General Counsel

Advanced Micro Devices, Inc.

7171 Southwest Parkway

Austin, TX 78735

If to Intel:

General Counsel

Intel Corporation

RNB 4-151

2200 Mission College Blvd.

Santa Clara, CA 95052

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Any Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

9.0 GENERAL PROVISIONS

9.1 Mistake. In entering and making this Agreement, the Parties assume the risk of any mistake of fact or law. If the Parties, or any of them, should later discover that any fact they relied upon in entering into this Agreement is not true, or that their understanding of the facts or law was incorrect, the Parties shall not be entitled to seek rescission of this Agreement, or otherwise attack the validity of the Agreement, based on any such mistake. This Agreement is intended to be final and binding upon the Parties regardless of any mistake of fact or law.

9.2 Assumption of Risk/Waiver. Each of the Parties fully understands that there is a risk that, after the execution of this Agreement, it may incur, suffer or sustain material injury, loss, damage, costs, attorneys’ fees, expenses, or any of these, which are in some way caused by or connected with the Claims released by this Agreement, or which are unknown and unanticipated at the time this Agreement was executed, or which are not presently capable of being ascertained. Each of the Parties acknowledges that this Agreement has been negotiated and agreed upon in light of those understandings and hereby expressly assumes that risk and waives all rights it may have with respect to such claims.

9.3 Advice of Counsel. Except as set forth in this Agreement, the Parties represent and warrant that they have not relied upon or been induced by any representation, statement or disclosure of the other Parties or their attorneys, insurers or agents, but have relied upon their own knowledge and judgment and upon the advice and representation of their own counsel in entering into this Agreement. Each Party warrants to the other Party that it has carefully read this Agreement, knows its contents, and has freely executed it. Each Party, by execution of this Agreement, represents that such Party has reviewed each term of this Agreement with that Party’s legal counsel and that such Party will not deny the validity of any term of this Agreement on lack of advice of counsel. Each Party acknowledges that such Party has been represented by independent counsel of that Party’s choice throughout all negotiations preceding the execution of this Agreement, and that such Party has executed this Agreement with the consent, and upon the advice, of such independent counsel.

9.4 Successors, Assigns and Beneficiaries. The terms of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective parents, affiliates, subsidiaries, officers, directors, partners, employees, heirs, conservators, successors, devisees, and permitted assigns.

9.5 Parties to Bear Own Costs and Attorneys’ Fees. Each Party shall bear its own attorneys’ fees, taxable costs and any related expenses incurred by or on behalf of said Party in connection with the Actions and the negotiation and execution of this Agreement and the agreements referenced in Section 3.7.

9.6 Integration. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior discussions between them, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by any Party hereto shall alter the meaning or interpretation of this Agreement.

9.7 No Assignment of Agreement. Except in the event of a Change of Control as set forth in Section 6.3, this Agreement is personal to the Parties, and neither the Agreement nor any right or obligation under this Agreement is assignable, whether in conjunction with a change in ownership, merger, acquisition or the sale or transfer of all, substantially all or any part of a Party’s business or assets or otherwise, either voluntarily, by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party. Any such purported assignment or transfer shall be deemed a breach of this Agreement and shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

9.8 No Rule of Strict Construction. Regardless of which Party may have drafted this Agreement or any portion thereof, this Agreement shall be construed in all respects as jointly drafted and shall not be construed, in any way, against any Party on the ground that the Party or its counsel drafted this Agreement.

9.9 Modification/Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the Party to be charged and transmitted to the other Party according to the Notice provisions contained in Section 8.1 of this Agreement. The waiver of any breach or default hereunder will not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.10 Authority. Each Party represents that it is duly existing; that it has the full power and authority to enter into this Agreement; that there are no other persons or entities whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement; that this Agreement does not and will not interfere with any other Agreement to which it is a party; and that it will not enter into any Agreement the execution and/or performance of which would violate or interfere with this Agreement. Each person executing this Agreement represents, warrants and acknowledges that he or she is authorized and legally empowered to execute this Agreement on behalf of the Party for whom he or she purports to act.

9.11 Counterparts. This Agreement may be signed in counterparts, or duplicate originals, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If the signature of any person is provided by facsimile, the facsimile signature shall be deemed effective as and when provided, but the original of that signature shall be provided as soon as practical thereafter, to be included with the original instrument. Unless a different Effective Date is specified in the preamble to this Agreement, this Agreement shall become binding and effective upon the exchange of facsimile copies of the Parties’ signatures.

9.12 Further Acts. Each Party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

9.13 Severability. If the event that one or more of the provisions, or portions thereof, of this Agreement is determined to be illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining provision, or portion thereof, shall continue to be valid and effective and shall be enforceable to the fullest extent permitted by law.

9.14 Force Majeure. The Parties shall be excused from any failure to perform any obligations hereunder to the extent such failure is caused by war, acts of public enemies or terrorists, strikes or other labor disturbances, fires, floods, acts of God or any causes of like or different kind beyond the control of the Parties.

9.15 Headings. The headings and captions in this Agreement are for convenience of reference only. They in no way limit, alter or affect the meaning of this Agreement.

9.16 Governing Law: This Agreement, including without limitation any Disputes relating to this Agreement or to any Post-Effective Date Conduct, shall be interpreted in accordance with and governed by the law of the state of Delaware, or, as appropriate, by federal law as applied by a federal court sitting in Delaware, both without regard to Delaware’s choice of law rules.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement as of the Effective Date.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Dirk Meyer	Dated:	11/11/09
Name:	Dirk Meyer
Title:	CEO

INTEL CORPORATION

By:	/a/ Paul Otellini	Dated:	11/11/09
Name:	Paul Otellini
Title:	CEO